EXHIBIT 11
                        PIONEER FINANCIAL SERVICES, INC.
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                              Three Months Ended                  Nine Months Ended
                                                              September 30,                       September 30,

                                                              1996              1995              1996           1995

Net income                                                    $ 7,269           $ 3,316           $20,024        $13,631

Average shares outstanding                                     11,206             8,443            10,574          6,764

Common Stock equivalents from
   dilutive stock options,
   based on the treasury stock
   method using average market
   price                                                          338              422                366           314

              TOTAL-PRIMARY                                    11,544            8,865             10,940         7,078

Additional Common Stock equivalents
  from dilutive stock options,
  based on the treasury stock
  method using closing market price                                33               31                  6           140

Additional shares assuming
   conversion of
   Preferred Stock                                                  -            1,358                 681        1,358

Additional shares assuming
  conversion of
   Subordinated Debentures and Notes                            4,600            2,395               3,562        4,047

              TOTAL-FULLY DILUTED                              16,177           12,649              15,189       12,623

Net income per share-
       Primary*                                               $   .63          $   .32             $  1.78      $  1.74

Net income per share-
       Fully Diluted**                                        $   .52          $   .30             $  1.48      $  1.25

     * Primary net income per share was calculated after deducting dividends on Preferred Stock of $451,000 for the three month period ended
        September 30, 1995 and $592,000 and $1,354,000 for the nine month periods ended September 30, 1996 and 1995, respectively.

    ** Fully diluted net income per share was calculated after adding tax effected interest and amortization of offering costs on Subordinated Debentures and Notes of $1,059,000 and $441,000 for the three month periods and $2,410,000 and $747,000 for the nine month periods ended September 30, 1996 and 1995, respectively.